EXHIBIT 7.5

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D and any amendment thereto need be filed with respect to the ownership by each of the undersigned of shares of stock of Neuralstem, Inc.

EXECUTED this 18 day of January, 2016.

TIANJIN PHARMACEUTICALS GROUP INTERNATIONAL HOLDINGS CO., LTD., a corporation existing under the laws of the British Virgin Islands

By:	/s/ Jing Gao
Name: Jing Gao
Its: Chairman of Board of Directors

TIANJIN PHARMACEUTICALS GROUP HOLDINGS CO., LTD. a corporation existing under the laws of the People’s Republic of China

By:	/s/ Yanchang Lu
Name: Yanchang Lu
Its: General Manager